Exhibit 99.1

Contact:	Dan McClain
Northrop Grumman Corporation
(310) 201-3335

Northrop Grumman Elects Wesley G. Bush President and Chief Financial Officer

LOS ANGELES – May 18, 2006 – Northrop Grumman Corporation (NYSE: NOC) announced today that its Board of Directors has elected Wesley G. Bush, previously corporate vice president and chief financial officer, to the position of president and chief financial officer, effective immediately. Bush continues to report to Ronald D. Sugar, chairman of the board and chief executive officer.

A photo accompanying this news release is available at: http://media.primezone.com/noc/

Bush will retain his responsibilities as chief financial officer until a search for his successor in that post is completed later this year. In his new role as president, Bush will assist the chief executive officer in overseeing the company’s operations and will also play a key role in its future strategic development. Current responsibilities of Northrop Grumman’s sector presidents and corporate staff officers remain unchanged.

“Wes Bush is a highly capable executive and Northrop Grumman is extremely fortunate to have an individual with his leadership capabilities and experience,” said Sugar. “He has done an outstanding job as chief financial officer, having improved our financial controls and processes under Sarbanes-Oxley, led important capital structure initiatives including the company’s recent sequence of accelerated share repurchases, and driven competitiveness initiatives. Having Wes assume his new role as president will allow us to use his operating talents more broadly as we further strengthen our focus on performance, competitiveness and future growth.”

Bush joined Northrop Grumman in 2002 as part of the company’s acquisition of TRW Inc. He joined TRW in 1987, where he held increasingly responsible technical and management positions in electronic and space systems. In 2001, he was elected president of TRW Aeronautical Systems in Birmingham, United Kingdom. Following Northrop Grumman’s acquisition of TRW, Bush was elected corporate vice president and president of the company’s Space Technology sector. In 2005, he was elected corporate vice president and chief financial officer. Bush holds bachelor of science and master of science degrees in electrical engineering from the Massachusetts Institute of Technology.

Northrop Grumman Corporation is a global defense company headquartered in Los Angeles, Calif. Northrop Grumman provides technologically advanced, innovative products, services and solutions in systems integration, defense electronics, information technology, advanced aircraft, shipbuilding and space technology. With approximately 125,000 employees and operations in all 50 states and 25 countries, Northrop Grumman serves U.S. and international military, government and commercial customers.

Northrop Grumman Corporation • 1840 Century Park East • Los Angeles, CA 90067

www.northropgrumman.com